Exhibit 99.1
FOR IMMEDIATE RELEASE
Contacts:

Artivion	Gilmartin Group LLC
D. Ashley Lee	Brian Johnston / Lynn Lewis
Executive Vice President,	Phone: 332-895-3222
Finance	investors@artivion.com
Phone: 770-419-3355

Artivion Appoints Lance A. Berry as
Executive Vice President, Chief Financial Officer;
Announces Retirement of D. Ashley Lee, Chief Financial Officer

Reaffirms Financial Guidance Provided on November 2, 2023

ATLANTA, GA – (December 6, 2023) – Artivion, Inc. (NYSE: AORT), a leading cardiac and vascular surgery company focused on aortic disease today announced the appointment of Lance A. Berry as the Company’s Chief Financial Officer, effective as of December 4, 2023. In this role, Mr. Berry joins Artivion’s executive leadership team and replaces Mr. D. Ashley Lee, who will retire at the end of the year after a successful and long tenure with the Company and a distinguished career in the medical device industry. Artivion also reaffirmed its full-year 2023 financial guidance that was provided on November 2, 2023.

Mr. Berry, 51, most recently served from January 2019 until November 2020 as the Executive Vice President, Chief Financial and Operations Officer of Wright Medical Group N.V. (“Wright”), until Wright was acquired by Stryker in November 2020. Before that, Mr. Berry served as the Senior Vice President, Chief Financial Officer for Wright from 2009 to 2018, successfully spear-heading its merger with Tornier N.V. Additionally, Mr. Berry served as Wright’s Vice President, Corporate Controller from 2002-2009. Mr. Berry also currently serves on the Boards of two public companies, Treace Medical Concepts, Inc. and Vapotherm. Throughout his eleven years as the Chief Financial Officer and a senior executive at Wright, working with Wright’s Board and Chief Executive Officer, Mr. Berry led the Company’s strategic transformation and execution to drive shareholder value and cultivated an extensive background in, among other areas, strategy, M&A, financing, business development, digital strategy and investor relations.

“I am thrilled to welcome Lance to Artivion’s leadership team as Chief Financial Officer,” said Pat Mackin, Chairman, President, and Chief Executive Officer. “His broad experience and proven leadership in growth MedTech companies make him an ideal addition to our leadership team, and he will add significant value in advancing Artivion and its strategy through our next stage of growth.”
“I am excited to join Artivion as Chief Financial Officer and continue my commitment to driving focus, execution and significant shareholder value,” said Mr. Berry. “I look forward to working with Artivion’s exceptional team to continue to grow Artivion into a powerhouse leader in aortic technology and innovation.”

Mr. Lee, 59, who has served as the Company’s Chief Financial Officer since 2004, will retire after a transitional period. Mr. Lee, a proven leader and a winner of Georgia BioTech’s CFO of the Year award in 2018, has decades of medical device experience. He helped lead the Company’s efforts that resulted in a more than doubling of the Company’s size since 2015. Mr. Lee will remain with Artivion in an advisory capacity to ensure a seamless transition. Mr. Lee expressed his confidence in Mr. Berry’s abilities to take on the role, stating, “I have no doubt that Lance will be an excellent addition to the Artivion leadership team. His deep financial expertise and experience in the medical device industry make him ideal to lead the Company’s finance, information technology, human resources and business development functions.”

“I want to extend my heartfelt thanks to Ashley for his leadership at Artivion during a period of incredible growth and transformation,” added Mr. Mackin. “Artivion would not be where it is today without Ashley’s deep expertise and experience, and we wish him the very best on the next leg of his journey.”

Mr. Berry officially began his role as Chief Financial Officer on December 4, 2023.

About Artivion, Inc.
Headquartered in suburban Atlanta, Georgia, Artivion, Inc. is a medical device company focused on developing simple, elegant solutions that address cardiac and vascular surgeons’ most difficult challenges in treating patients with aortic diseases. Artivion’s four major groups of products include: aortic stent grafts, surgical sealants, On-X mechanical heart valves, and implantable cardiac and vascular human tissues. Artivion markets and sells products in more than 100 countries worldwide. For additional information about Artivion, visit our website, www.Artivion.com.

Forward Looking Statements
Statements made in this press release that look forward in time or that express management's beliefs, expectations, or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the views of management at the time such statements are made. These statements include our beliefs that we remain on track to achieve or exceed the revenue and EBITDA growth targets for this year; and we remain on a path to meet or exceed our current year guidance, as well as to achieve our 2024 commitments to deliver double-digit compounded annual constant currency revenue growth and adjusted EBITDA in excess of $75.0 million. These forward-looking statements are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations, including that the benefits anticipated from the Ascyrus Medical LLC transaction and Endospan agreements may not be achieved at all or at the levels we had originally anticipated; the benefits anticipated from our clinical trials may not be achieved or achieved on our anticipated timeline; our products may not be able to consistently retain their existing regulatory approvals or special regulatory approvals in order to be commercialized; products in our pipeline may not receive regulatory approval at all or receive regulatory approval on our anticipated timelines; or our products that obtain regulatory approval may not be adopted by the market as much as we anticipate or at all. These risks and uncertainties include the risk factors detailed in our Securities and Exchange Commission filings, including our Form 10-K for the year ended December 31, 2022 and our Form 10-Q for the quarter ended September 31, 2023. Artivion does not undertake to update its forward-looking statements, whether as a result of new information, future events, or otherwise.